Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Employee Stock Purchase Plan of Daktronics, Inc. of our reports dated June 16, 2010, with respect to the consolidated financial statements and schedule of Daktronics, Inc. and the effectiveness of internal control over financial reporting of Daktronics, Inc. included in its Annual Report (Form 10-K) for the year ended May 1, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 24, 2010